Exhibit 10.2
February 13, 2006
DIRECTOR STOCK OPTION AWARD
TERMS AND PROSPECTUS-SUPPLEMENT
An automatic stock option award of            shares was granted to you on February 13, 2006 by Jefferson-Pilot Corporation (“Jefferson-Pilot or JP”) under our Non-Employee Directors’ Stock Option Plan (“Plan”) as a member of JP’s Board of Directors.
The terms of your stock option award are set forth below in question and answer form. A copy of the current Plan is enclosed, and you can request another copy at any time. The provisions of the Plan govern if there is any inconsistency. All interpretations by the Committee established under the Plan (“Committee”) are binding on you and Jefferson-Pilot.
What is my stock option exercise price? This option gives you the right to buy JP common stock from Jefferson-Pilot in the future at $58.46 per share, the closing market price on February 13, 2006.
How many shares can I buy?            shares.
The number of shares and exercise price will be adjusted to reflect stock splits and certain other changes in JP stock as described in the Plan or as determined by the Compensation Committee. For example, with our April 2001 3 for 2 stock split, an option for 5,000 shares was automatically increased to 7,500 shares, and the exercise price was reduced from $69.82 to $46.5467 (2/3 of $69.82). If it splits again, similar adjustments will be made.
Does this option last indefinitely? No, it will expire in ten years — and may expire earlier if you leave the Board before then. The last day it can be exercised in any event is February 12, 2016.
Can I exercise before then? Yes, you can exercise at any time for some or all of your Option Shares after they vest and before your option expires.
When do my Option Shares vest? On February 13, 2007, the first anniversary of the award, if you are still serving on the Jefferson-Pilot Board of Directors or on the Lincoln National Corporation Board of Directors (whichever is applicable, the “Board”) on that date.
What if I leave the Board before then? (1) Your Option Shares vest early and become exercisable if your service as a director terminates because you retire or otherwise depart from the Board pursuant to Board policy, become permanently disabled or die. Currently, under that policy, retirement occurs at the annual meeting immediately prior to your 72nd birthday.
This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

(2) If your service on the Board terminates for any other reason, before any change in control, your Option Shares that have not yet vested at your date of termination will never vest and will expire/be forfeited.
Will my Option Shares vest upon a “change in control”? Yes, for any change in control as defined in Exhibit I, except for our pending merger with an affiliate of Lincoln National Corporation. Your option shares will not vest upon the completion of this merger but will vest if you do not thereupon become a member of the Lincoln Board or if you thereafter leave that Board for any reason other than voluntary resignation or removal for cause.
Once Option Shares are vested, do I have until February 12, 2016 to exercise? Yes, if you remain on the Board until that date. If you leave the Board before then for any reason including death, you or your heirs must exercise before the fifth anniversary of the date you leave the Board. Only Option Shares vested at your termination can be exercised. In any event your option must be exercised by February 12, 2016.
How do I exercise? By paying the exercise price for the shares you are buying, at least 1,000 shares for each exercise. You must deliver to our Corporate Secretary’s Office an exercise form — copies can be obtained from that Office — and arrange for proper payment. When the form and payment are received, your exercise becomes effective. If these exercise procedures change, we will notify you.
Are there different ways I can pay the exercise price? Yes.
1.	Pay with your own funds. You can write us a check, or send a wire from one of your accounts, for the full exercise price for the portion you are exercising. This will result in your owning all of the exercised shares, unless you ask us to withhold shares for any applicable withholding taxes as discussed below.

2.	Pay with JP shares. You can use JP shares you own, valued at market value, to pay some or all of the purchase price. You simply must certify to us that you own the shares and they are freely transferable. The exchanged shares may be held in your name or jointly with your spouse, either of record or in our dividend reinvestment plan. If you want to use shares in street name with your bank or broker, they must be freely transferable and we may need to verify with your broker. They cannot be in an IRA or similar tax favored account. Any gain on the shares you use is tax deferred under current Federal tax law. This procedure will result in your owning the shares you started with plus additional shares representing your option gain. If you immediately sell some of these shares to cover estimated taxes we can deliver them electronically to your broker.

3.	Cashless exercise. You can arrange with a stockbroker to borrow the exercise price and at the same time sell some or all of the shares you are exercising. This is called a cashless exercise. Most brokers will help with this. They generally will charge a commission on the stock sale, and interest on the loan for the few days before they receive the proceeds from your sale. Then you can leave the net proceeds in your brokerage account or can have your broker send them to you.
How are exercised shares delivered? If you request a stock certificate, it will be mailed to you within a week or so after you exercise. If you want to avoid the inconvenience and risk of loss of stock certificates, you can ask us to deposit your shares under our dividend reinvestment plan.

You then can elect either to have dividends reinvested, or to receive dividend checks. In a cashless exercise or at your request, the shares are delivered electronically to your broker.
Will I get dividends on my option? No. Dividends are paid only on outstanding stock. The option is only a right to buy the stock. Once you exercise, dividends will be paid on JP shares you keep.
Can I voluntarily transfer my option to someone else? Generally, no. Your option is not transferable except upon your death or under a qualified domestic relations order. The Committee has approved procedures for limited transfers under special circumstances.
Should you die, your option becomes part of your estate. Your estate, or whoever receives the option in distribution from your estate, can exercise in the same fashion and for the same time period as you could have after termination of employment.
Will I have to pay taxes if I exercise? Yes, at the time you exercise. The closing market value of the shares on the day you exercise, minus your exercise price (the “spread”), is fully taxable as ordinary income, under today’s tax laws. JP receives a corresponding tax deduction.
Am I responsible for withholding taxes? No, unless tax laws change. Under current law, the taxable spread will be reported on Form 1099 and be subject to income taxes and also self-employment Social Security and Medicare taxes. You may need to make estimated tax filings to avoid penalties.
Will I pay more taxes on a later sale of shares I keep? Yes, if the share price goes up. The closing market price of the shares on the day you exercise becomes your tax basis in the shares you receive. Should you later sell the shares, you would have a capital gain or loss, equal to the difference between this tax basis and what you receive from the sale. Long term capital gains have favorable tax rates, and there are annual limits on utilization of capital losses, under today’s tax laws. You should consult your tax or financial advisor for specific tax advice.
Will an exercise after I stop working affect my Social Security? Generally speaking, no. Even before age 65 an exercise will not reduce or eliminate your receipt of Social Security benefits, because the taxable spread at exercise does not count as income for the current earnings test. But as noted above, this spread is subject to self-employment Social Security taxes. This possibly could result in a recalculation upward of your Social Security benefits, if the exercise year becomes one of your best income years under applicable Social Security wage base limits.
Does this option guarantee me continued Board service for the vesting period or perhaps for ten years? No. It does not create any rights to continued Board service.
How can I get answers to questions about my option? Contact our Corporate Secretary’s office in Greensboro: 336-691-3691, Fax 336-691-3258. They also can provide exercise forms and helpful instructions.
Are there any restrictions on my sale of shares when I exercise? We have policies as to timing and preclearances of sales for directors.
Under our current timing policy, directors are subject to a “blackout period” each quarter. You may not have any market transactions in JP stock during this period. It starts on the first day of each calendar quarter and ends on the second business day after the Board meeting. Generally, the Board meets on the first Monday in May, August and November and the second Monday in February, so you can trade starting on the Wednesday after that.
Under our current preclearance policy, directors must preclear any market transaction in JP stock with designated counsel (presently, Bob Reed). He can advise whether there is any undisclosed material information that would make it inadvisable to trade until public disclosure is made. We will notify you of any changes in these policies.
We intend to register the Plan shares with the SEC. If this is not practicable, we will notify you about securities law restrictions if any on your sales of JP shares.
Directors also may be subject to additional provisions of the securities laws, under ‘34 Act Section 16 or Rule 144. You periodically receive information concerning these additional restrictions that may apply to any of your transactions in JP stock or options.

February 13, 2006
EXHIBIT I
to
Stock Option Award
Terms and Prospectus-Supplement
Director’s Plan
For purposes of the attached Terms and Prospectus-Supplement:
Change in control means a change in control of JP of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, promulgated under the Securities Exchange Act of 1934 as amended or any successor thereto (“Act”), provided that without limiting the foregoing, a change in control of JP also shall be deemed to have occurred if:
(1)	Any “person” (as defined under Section 3(a)(9) of the Act)(“Person”) or “group” of persons (as provided in Rule 13d-3 under the Act) (“Group”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 or otherwise under the Act), directly or indirectly (including as provided in Rule 13d-3(d)(1) under the Act), of 20% or more of either
(A)	the then outstanding shares of JP common stock (the “Outstanding Common Stock”), or

(B)	the combined voting power of the then outstanding JP voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”);

provided, however that for purposes of this paragraph 1), the following acquisitions shall not constitute a change in control:
(I)	any acquisition directly from JP,

(II)	any acquisition by JP,

(III)	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by JP or any corporation controlled by JP, or

(IV)	any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (3) below; or
(2)	individuals who constitute the JP Board of Directors (“Board”) on February 13, 2006 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date whose election, or nomination for election, is at any time approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though he or she were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office as a director occurs as a result of (A) an actual or threatened election contest with respect to the election or removal of directors, (B) any other actual or threatened solicitation of proxies or consents by or on behalf of any Person or Group that beneficially owns 20% or more of the Outstanding Common Stock or the Outstanding Voting Securities, or (C) any other pressure from such a Person or Group; or

(3)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of JP or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination,
(A)	all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% (40% for any Business Combination characterized by resolution of the Incumbent Board prior to its consummation as a merger of equals) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns JP or all or substantially all of JP assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be,

(B)	no person (excluding any employee benefit plan (or related trust) of JP, such corporation resulting from such Business Combination, or any corporation controlled by, controlling or under common control with either of them) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(4)	approval by JP shareholders of a complete liquidation or dissolution of JP; or

(5)	any other event or condition specified by the Board as effectively changing control such that early vesting of some or all options is appropriate.